Exhibit 99.1

Specialty Laboratories Announces Second Quarter 2005 Results

Valencia, Calif., July 27, 2005 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced results for the second quarter ended June 30, 2005.

For the second quarter 2005, net revenue was $39.0 million, increasing 17.3% from $33.2 million in the second quarter 2004.  Net loss was $2.4 million or $0.10 per diluted share, compared to a loss of $353,000 or $0.02 per diluted share for the second quarter 2004.  The loss in the second quarter 2005 includes approximately $1.8 million dollars of charges, including a $1.5 million charge related to the write-off of capitalized software costs for a discontinued information technology program that will provide the Company with no future benefit, and will allow the Company’s IT department to focus on other initiatives, and $287,000 of expenses related to severance payments for executive officers who departed the Company in the second quarter 2005 in connection with the recent executive management restructuring.  These charges are recorded in Selling, General and Administrative expenses (SG&A).  Net loss excluding these charges was $581,000 or $0.03 per diluted share.

Adjusted EBITDA, excluding these charges, was approximately $1.1 million in the second quarter 2005, an approximate $1.5 million sequential increase from the first quarter 2005 adjusted EBITDA of $(0.4) million, also excluding certain charges, related primarily to severance payments for executive officers who departed the Company in the first quarter 2005, including the Company’s former chief executive officer, and certain exit costs from the Company’s former Santa Monica facilities.

“Our second quarter performance represents progress and is the result of the hard work of the many dedicated Specialty employees,” said Richard K. Whitney, chairman of the board of directors of Specialty Laboratories.  “Our test volumes continue to grow, we have made modest progress towards achieving profitability and we have taken significant steps to strengthen our management team, however, we still have much work ahead.”

Financial Highlights

•                  Volumes.  Second quarter 2005 patient accessions were approximately 928,000, increasing more than 31.4% from the approximately 706,000 accessions of the year-ago quarter.  An increase in Specialty’s independent laboratory business, which began during the third quarter 2004 and continued during the second quarter 2005, accounted for approximately 150,000 patient accessions in the second quarter 2005.  Excluding this stream of independent laboratory business, which we believe may be temporary in nature, accession volume grew approximately 10.2% from the year-ago quarter to 778,000 accessions.

•                  Revenue.  Net revenue for the second quarter was $39.0 million, increasing 17.3% from $33.2 million in the second quarter 2004.  Excluding the temporary independent laboratory business, revenues were $36.9 million, an increase of 11.2% over the second quarter 2004.

•                  Pricing.  Average price per accession, excluding the temporary independent laboratory business noted above, increased by 1.0% from the year ago quarter and was higher than the pricing achieved in the first quarter 2005 by approximately 2.2%.

•                  Gross Margins.  Gross margin calculated as net revenue less costs of services and measured as a percentage of revenue was 32.7% during the second quarter 2005 compared to 32.9% in the year ago quarter and 28.1% in the first quarter 2005. The improvement in gross margin realized during the second quarter over the first quarter 2005 was the result of a more favorable test mix and the recent implementation of significant cost reduction initiatives.

•                  Balance Sheet.  Cash and investments were approximately $37.1 million as of June 30, 2005.  Specialty continues to expect to receive approximately $3.5 million in additional cash payments in 2005 related to our facility sale-leaseback transaction, following the final completion of all remaining construction items and leasehold improvements.  Days outstanding for accounts receivable were approximately 64.5 days at the end of the second quarter 2005, compared to 68.0 days at the end of the first quarter 2005.

•                  Cash Flow.  Operating cash flow for the quarter, excluding severance payments of $505,000, was $653,000.  Capital expenditures were approximately $800,000.  Depreciation and amortization for the period totaled approximately $1.5 million.

Conference Call Information

Specialty Laboratories’ quarterly conference call will be broadcast live on Specialty’s website, www.specialtylabs.com, on July 27, 2005 at 5:15 PM Eastern.  A replay will be accessible on this site through the close of business on July 27, 2006.

About Specialty

Specialty Laboratories performs highly advanced clinical tests used by physicians to diagnose, monitor and treat disease.  Offering an extensive menu of specialized testing options for more than ten major medical specialties, Specialty provides hospitals, laboratories and specialist physicians a single-source solution to their non-routine testing needs.  By focusing on complex and technologically advanced testing, Specialty generally does not directly compete with clients for routine testing work and offers clinical testing services that complement the laboratory capabilities of its clients.  Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: growth in our testing volumes, our ability to achieve profitability, and the timing of our expected receipt of the remaining funds from our facility sale-leaseback transaction.  These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

(Tables follow.)

Specialty Laboratories, Inc.

Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2005	2004	2005

Net revenue	$33,216	$38,960	$64,521	$75,678
Costs and expenses:
Costs of services	22,274	26,220	44,856	52,602
Selling, general and administrative (exclusive of provision for doubtful accounts charges and stock-based compensation charges)	10,205	13,931	20,380	26,874
Provision for doubtful accounts charges	1,263	1,135	2,267	2,261
Stock-based compensation charges	4	177	146	314
Facility exit costs	—	—	—	556
Total costs and expenses	33,746	41,463	67,649	82,607

Operating loss	(530)	(2,503)	(3,128)	(6,929)

Interest income	(177)	(207)	(240)	(396)
Interest expense	—	111	—	211

Loss before income taxes	(353)	(2,407)	(2,888)	(6,744)

Provision for income taxes	—	—	—	5,864

Net loss	$(353)	$(2,407)	$(2,888)	$(12,608)

Basic loss per common share	$(0.02)	$(0.10)	$(0.13)	$(0.54)

Diluted loss per common share	$(0.02)	$(0.10)	$(0.13)	$(0.54)

Basic shares	22,778	23,248	22,743	23,153
Diluted shares (a)	22,778	23,248	22,743	23,153

Adjusted EBITDA (b)	$1,002	$1,081	$(64)	$707

(a)          Potentially dilutive common shares are excluded from the diluted loss per common share calculation because they are antidilutive.

(b)         Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, and excludes non-cash rent expense and certain charges incurred in connection with the Company’s facility move and turnaround efforts. The Company uses EBITDA and adjusted EBITDA extensively as an internal measure of the performance of Company management, including as a measure of sequential quarterly performance. In addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”), the Company believes EBITDA and adjusted EBITDA are useful and commonly used measures of financial performance within the laboratory industry, particularly in the case of a company turnaround effort (as the Company is currently engaged in), to allow for meaningful comparisons of Company performance during sequential reporting periods. Adjusted EBITDA allows for the evaluation and comparison of the performance of the Company’s core business operations for different reporting periods, as it excludes certain charges associated with the Company’s facility move and turnaround efforts (including severance for executive officers who departed the Company as part of this turnaround and the abandonment of certain technology programs that no longer provide any benefit to the Company, thus allowing the Company to focus on its primary business offerings) and which are not generally related to the core business operations. EBITDA and adjusted EBITDA are not measures of financial performance under GAAP, and they should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following tables reconcile earnings before income taxes, representing the most comparable measure under GAAP, to adjusted EBITDA for the three-month period ended March 31, 2005 and the three-month and six-month periods ended June 30, 2005 and 2004:

	Three Months Ended			Six Months Ended
	March 31,	June 30,		June 30,
	2005	2004	2005	2004	2005

Loss before income taxes	$(4,337)	$(353)	$(2,407)	$(2,888)	$(6,744)
Add (subtract):
Interest expense	100	—	111	—	211
Interest income	(189)	(177)	(207)	(240)	(396)
Depreciation	1,338	1,437	1,370	2,874	2,708
Amortization	125	95	124	190	249
Non-cash rent expense	264	—	264	—	528
Charges for facility exit costs and turnaround efforts	2,325	—	1,826	—	4,151

Adjusted EBITDA	$(374)	$1,002	$1,081	$(64)	$707

Specialty Laboratories, Inc.

Consolidated Balance Sheets

(Dollar amounts in thousands)

	December 31,	June 30,
	2004	2005
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,283	$15,444
Accounts receivable, less allowance for doubtful accounts of $3,132 as of December 31, 2004 and $3,189 as of June 30, 2005	26,517	27,922
Receivable from sale of property	3,500	3,500
Refundable income taxes	—	32
Deferred income taxes	1,155	—
Inventory	3,207	3,248
Prepaid expenses and other assets	2,683	1,928
Total current assets	55,345	52,074

Property and equipment, net	32,843	32,435
Long-term investments	21,822	21,687
Deferred income taxes	4,709	—
Goodwill, net	5,655	5,655
Other assets	5,768	6,254
	$126,142	$118,105

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,292	$6,657
Income taxes payable	387	—
Facility exit costs accrual	471	—
Accrued liabilities	4,297	7,045
Total current liabilities	14,447	13,702
Other long-term liabilities	2,161	2,908

Shareholders’ equity:
Preferred stock, no par value:
Authorized shares—10,000,000 Issued and outstanding shares—none	—	—
Common stock, no par value:
Authorized shares—100,000,000 Issued and outstanding shares—23,022,644 as of December 31, 2004 and 23,641,500 as of June 30, 2005	105,224	109,928
Retained earnings (accumulated deficit)	4,486	(8,122)
Accumulated other comprehensive loss	(176)	(311)
Total shareholders’ equity	109,534	101,495
	$126,142	$118,105

Contact:

Richard K. Whitney

Chairman of the Board of Directors

Specialty Laboratories

(888) 676-5441